EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)

The undersigned agree that each person on whose behalf the foregoing statement on Schedule 13D is filed is individually eligible to use Schedule 13D to file the foregoing information, that the foregoing statement on Schedule 13D is filed on behalf of each such person and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each such person without the necessity of filing additional joint filing agreements.  The undersigned agree that each of them is responsible for the timely filing of the foregoing statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but that he or it is not responsible for the completeness or accuracy of the information concerning the others making the filing, except to the extent he or it knows or has reason to believe that such information is inaccurate.

DATED: February 17, 2012

/s/ Michael Glickstein

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Michael Glickstein, individually

G Asset Management, LLC

By: /s/ Michael Glickstein

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Michael Glickstein, its managing member